Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                              Huntington Beach, CA

 March 17, 2003


 Dear Rao:

          This letter confirms that we have modified your employment with the Company on the following terms, to begin January 2, 2002:

1. Your position will be President and CFO reporting to the Board of Directors.
2.      Your monthly base salary is $5,400
3. In addition to your base salary you will be entitled to receive stock equal to 1,200,000 shares that will vest in equal portions over 3 years on each anniversary from the date of this letter. The accrual starts on the first day of each quarter of the year and shares will be issued at the end of each quarter.
4. You are entitled to receive holidays, vacation, medical and dental insurance, and other standard Company benefits, all in accordance with standard Company plans and any revisions thereof. Currently the Company does not offer any medical or dental benefits.
5. You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company's satisfaction.
6. Your employment is at will. Either you or the Company may terminate this employment relationship at any time for any reason with or without cause. No one has the authority to change this except by a written agreement signed by both parties. Four weeks notice would be expected from you and would be given to you in lieu of termination. You will be given Six months severance pay immediately upon termination.
7. We each mutually agree to arbitrate any and all differences, claims, or disputes, of every kind (statutory or other) arising out of your employment or its termination. Such arbitration would be in Orange County, California, or other mutually-agreed location, before the American Arbitration Association, and in lieu of any court action.

         No other promises or representations have been made to you.

         Please sign below and return the original to me to accept employment.

         Very truly yours,


         -----------------------------
         Scott Ervin
         Chairman, Sonic Jet Performance

         Agreed to this ____ day of _______, 20__


         -----------------------------
         Madhava Rao Mankal